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                                                             EXHIBIT        4
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                             ARCO CHEMICAL COMPANY
                  RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS


      The ARCO Chemical Company Restricted Stock Plan for Outside Directors is set forth as follows:

I.    Purposes of the Plan.

      The purposes of this Plan are to provide Outside Directors serving on the Board of Directors of ARCO Chemical Company with a specific incentive to work for the long-range growth and success of the Company, to align more closely their interests with those of the Company's stockholders, and to facilitate the attraction and retention of Outside Directors of superior capability.

II.   Definitions.

      As used herein, the following terms shall have the following meanings:

2.1 "Annual Compensation" shall mean the sum of the annual retainer payable to an Outside Director and the annual fee payable to an Outside Director for service as Chair of any committee in any year, as such amounts are established by the Board from time to time; provided, however, that Annual Compensation shall not include meeting fees, which are payable exclusively in cash to Outside Directors, or any other payment in respect of compensation for services, such as consulting fees, if any, that may be payable to an Outside Director from time to time.

2.2   "Board" shall mean the Board of Directors of ARCO Chemical Company.

2.3 "Change of Control" shall mean Change of Control of ARCO Chemical Company as defined in the ARCO Chemical Company Trust Agreement For Outside Directors Benefit Plans between ARCO Chemical Company and The State Street Bank and Trust Company, effective as of July 1, 1994.

2.4 "Committee" shall mean the Outside Directors Compensation Committee of the Board of Directors of ARCO Chemical Company.

2.5 "Common Stock" shall mean the common stock of ARCO Chemical Company having a par value of $1.00 per share.

2.6   "Company" shall mean ARCO Chemical Company.

2.7 "Fair Market Value" of a share of Common Stock shall be the mean between the highest and lowest sales prices, or the closing sales price of a share of Common Stock, whichever is higher, on the date in question as reported on the composite tape for issues listed on the New York Stock Exchange.
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2.8   "Mandatory Retirement Age" shall mean the mandatory retirement age for
      Outside Directors established by the By-Laws of ARCO Chemical Company.

2.9 "Outside Director" shall mean any member of the Board of Directors of ARCO Chemical Company that is neither a director, officer or employee of Atlantic Richfield Company nor an officer or employee of ARCO Chemical Company nor a director, officer or employee of any of the affiliates of ARCO Chemical Company or Atlantic Richfield Company.

2.10 "Plan" shall mean this ARCO Chemical Company Restricted Stock Plan for Outside Directors, including any amendments hereof and rules and regulations hereunder.

2.11 "Restricted Stock" shall mean shares of Common Stock awarded under this Plan, which are subject to certain forfeiture and transferability restrictions as provided in the Plan, in regulations of the Outside Director Compensation Committee, and in the agreement evidencing the grant of such Restricted Stock.

III.  Participation.

      Participation in the Plan is limited to Outside Directors of ARCO Chemical Company.

IV.   Administration of the Plan.

      The Plan shall be administered by the Committee. The Committee is authorized to adopt rules regarding the administration of the Plan, including, but not limited to, procedures regarding the timing and form of distributions and elections under the Plan. The Committee may delegate any responsibility relating to the administration of the Plan to one or more employees of the Company. The Committee shall act upon all matters relating to the interpretation and construction of the Plan. Any interpretation, construction or any other action made or taken pursuant to the provisions of the Plan by the Committee shall be final, binding and conclusive for all purposes and upon all persons including the Company, its Outside Directors and their respective successors in interest.

V.    Grant of Restricted Stock.

      A. Each Outside Director who (i) is an active participant in the ARCO Chemical Company Retirement Plan for Outside Directors as of September 30, 1997 and (ii) will not attain Mandatory Retirement Age prior to December 31, 1997, may elect to convert to Restricted Stock the present value of the accrued benefit of such Outside Director under the ARCO Chemical Company Retirement Plan for Outside Directors, effective as of October 1, 1997. Effective October 1, 1997, each Outside Director who elected such conversion shall receive shares of Restricted Stock equal to the present value of his or her aggregate accrued benefit under the ARCO Chemical Company Retirement Plan for Outside Directors. For purposes of determining the number of shares of Restricted Stock to which an Outside Director is entitled pursuant to such conversion, the average Fair Market Value of a share of Common Stock during the ten (10) trading days preceding the date of conversion shall be used.

      B. Each Outside Director who (i)is an active participant in the ARCO Chemical Company Deferral Plan for Outside Directors as of September 30, 1997 and (ii) will not attain Mandatory
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Retirement Age prior to December 31, 1997, may elect to convert to Restricted
Stock the present value of his or her account balance, or any portion thereof, in the ARCO Chemical Company Deferral Plan for Outside Directors, effective as of October 1, 1997. Effective October 1, 1997, each Outside Director who elected such conversion shall receive shares of Restricted Stock equal to the present value of all or such portion of his or her account balance under the ARCO Chemical Company Deferral Plan for Outside Directors. For purposes of determining the number of shares of Restricted Stock to which an Outside Director is entitled pursuant to such conversion, the average Fair Market Value of a share of Common Stock during the ten (10) trading days preceding the date of conversion shall be used.

      C. Effective October 1, 1997, pursuant to procedures adopted by the Committee, each Outside Director shall elect to receive in shares of Restricted Stock a percentage of the Annual Compensation to be paid to such Outside Director during the period that such Outside Director serves on the Board; provided, that in no event shall any Outside Director elect to receive less than
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sixty-five percent (65%) of the Annual Compensation in shares of Restricted
Stock. Subject to Section VII hereof, the award of shares of Restricted Stock shall be made annually, pursuant to procedures adopted by the Committee based on the Fair Market Value of a share of Common Stock on the date of the award or the next preceding trading date of Common Stock; provided, that for purposes of the
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award of shares of Restricted Stock made for the period from October 1, 1997 to
December 31, 1997, the average Fair Market Value of a share of Common Stock during the ten (10) trading days preceding the date of award shall be used.

      D. Dividends earned on any award of shares of Restricted Stock under Subparagraphs A, B and C shall be reinvested in additional shares of Restricted Stock on the date such dividends are earned; and such additional shares of Restricted Stock shall be subject to the terms and conditions generally applicable to Restricted Stock under the Plan.

VI.   Terms and Conditions of Restricted Stock.

      All Restricted Stock granted or issued under the Plan shall be subject to the following terms and conditions:

      A. Subject to the terms and conditions of this Plan, (i) shares of Restricted Stock have voting and other rights incident to ownership, including the right to receive dividends and (ii) dividends accruing on shares of Restricted Stock shall be reinvested in shares of Restricted Stock.

      B. Each share of Restricted Stock shall become nonforfeitable upon the earlier of (i) retirement at Mandatory Retirement Age, (ii) Change of Control,
(iii) death, (iv) termination of membership on the Board due to a disability, or
(v) termination prior to Mandatory Retirement Age with the consent of a majority of the remaining members of the Board. Termination prior to Mandatory Retirement Age with the consent of a majority of the remaining members includes the failure to be nominated for re-election or the failure to be re-elected to the Board. If the Outside Director terminates membership on the Board prior to Mandatory Retirement Age for any reason other than a Change of Control or such Outside Director's death, termination of membership on the Board due to disability or termination effected with the consent of the majority of the remaining members of the Board, the shares of Restricted Stock in the Outside Director's account shall be forfeited. Notwithstanding anything to the contrary contained herein, any payments of Restricted Stock to an Outside Director during the year
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in which such Outside Director leaves the Board, which are not otherwise forfeited, shall be prorated for such year.

      C. For the period during which shares of Restricted Stock are subject to forfeiture under Subparagraph B hereof or are being held for later distribution pursuant to a deferral election under Subparagraph D hereof, such shares shall be nontransferable and nonassignable and may not be sold, assigned, pledged or otherwise transferred or encumbered by the Outside Director, and any attempt to do so shall be void.

      D. Each Outside Director shall make an election upon entry into the Plan to govern the distribution of benefits subsequent to Mandatory Retirement Age, subject to any time, form and other procedures regarding such election as are prescribed by the Committee. Such election shall be irrevocable. An Outside Director may request that the Committee consider a change in the election, but any such change shall be made in the sole discretion of the Committee. Restricted Stock shall continue to be nontransferable and nonassignable until distributed.

VII.  Common Stock Subject to Plan.

      The maximum number of shares of Common Stock that may be issued under the Plan shall not in the aggregate exceed 75,000 shares of Common Stock, subject to the adjustments under Paragraph VIII. Common Stock issued under the Plan shall be Common Stock which is treasury stock; provided that if there is no treasury
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stock, the Company may purchase shares of Common Stock on the open market for issuance under the Plan. Shares of Restricted Stock that have been forfeited may again become available for the award under this Plan.

VIII. Adjustments.

      If the class of shares then subject to the Plan is changed into or exchanged for a different number or kind of shares or securities, as a result of any one or more stock splits, reverse stock splits, stock dividends, recapitalizations, reorganizations, share exchanges or similar events, the Committee shall make such adjustments that it deems necessary in the number and/or type of shares or securities for which Restricted Stock has been or may thereafter be granted under this Plan.

IX.   General Provisions.

      A. Each member of the Committee may rely upon information reported to him or her by officers or employees of the Company with responsibility for matters related to the Plan, and shall not be liable for any act done or omitted, except in circumstances that would constitute a failure to comply with the standard of conduct applicable to such member under the General Corporation Law of Delaware. Each member of the Committee shall have the right to indemnification in accordance with Section 25 of the Company's By-Laws for any damages sustained by such member relating to the administration of this Plan.

      B. The grant of shares of Restricted Stock under the Plan shall not constitute an assurance of service on the Board or of nomination to or continuation of service on the Board, such service being
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subject to election by the stockholders and the will of the Board, or in any way interfere with or limit the right of stockholders to remove any Outside Director from the Board.

      C. The Plan and the grant of Restricted Stock hereunder shall be subject to all applicable rules and regulations of governmental and other authorities. The Company shall require the withholding of any and all taxes that the Company believes to be required to be withheld by any government or agency thereof.

      D. Shares of Common Stock received with respect to an award of Restricted Stock pursuant to a stock split, stock dividend or other change in the capitalization of the Company will be held subject to the same restrictions on transferability that are applicable to such shares of Restricted Stock.

X.    Amendment, Suspension or Termination of the Plan.

      The Board of Directors of the Company may suspend, terminate or amend this Plan at any time. No amendment, suspension or termination of the Plan shall deprive Outside Directors of any Restricted Stock granted under the Plan on or before such date.

XI.   Effective Date.

      The effective date of the Plan is October 1, 1997.